Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(5)
(Form Type)

RYMAN HOSPITALITY PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	4,427,500(2)	$93.25	$412,864,375.00(2)	0.00011020	$45,497.66(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
Total Offering Amounts						$412,864,375.00		$45,497.66
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fee Due								$45,497.66
(1)
The registration fee is calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Table” in the registrants’ Registration Statements on Form S-3 (File No. 333-272429) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

(2)	Includes 577,500 shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.